SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12
AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis VI LLC
Patrick E. Gottschalk
Mark R. Bassett
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
[  ] Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Cruiser Capital Master Fund LP

Cruiser Capital Master Fund LP and its affiliates issued a press release regarding a letter it sent to stockholders of American Vanguard Corporation.  A copy of the press release is filed herewith under Rule 14a-6.
Important Information
Cruiser Capital Master Fund LP has nominated three individuals as nominees to the board of directors of American Vanguard Corporation (the “Company”) and is soliciting votes for the election of those individuals as members of the Company’s board of directors.  The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”).  Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and BLUE proxy card because they contain important information about the Nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital Master Fund LP and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cruiser Capital Sends Letter to American Vanguard Stockholders
Reaffirms Nominees’ Desire to Work Constructively in the AVD Boardroom to Drive Long-Term Growth
Believes that With Proper Oversight AVD Can Be Worth $55-$60 Per Share By 2025
Reminds Stockholders That Both Leading Proxy Advisory Firms – ISS and Glass Lewis – Recommend Investors Vote on the BLUE Proxy Card to Elect All Three of Cruiser’s Highly Qualified Nominees
NEW YORK – May 25, 2022 – Cruiser Capital Master Fund LP and its affiliates (“Cruiser Capital,” or “Cruiser”), a top ten shareholder of American Vanguard Corporation (NYSE: AVD) (“American Vanguard,” “AVD” or the “Company”), owning approximately 2.5% of AVD’s outstanding shares, today sent the following letter to AVD stockholders in connection to its nomination of three highly qualified candidates, Mark Bassett, Pat Gottschalk and Keith Rosenbloom to the AVD Board of Directors (the “Board”) at the June 1, 2022, Annual Meeting of Stockholders (the “2022 Annual Meeting”).
Dear Fellow AVD Stockholders,
You have an important decision to make about the future of American Vanguard (“American Vanguard,” “AVD” or the “Company”) at the upcoming Annual Meeting of Stockholders (the “2022 Annual Meeting”) on June 1, 2022. For the first time you as a shareholder are given a choice as to how to improve AVD.
You can vote to elevate American Vanguard by electing Cruiser’s independent nominees Mark Bassett, Pat Gottschalk and Keith Rosenbloom to bring new perspectives and much-needed operational and corporate governance expertise to the Board of Directors (the “Board”), or you can vote for the status quo of a stagnant stock price and chronic underperformance overseen by the current Board.
We urge stockholders to vote on the BLUE proxy card for Cruiser’s director nominees today.
A STAGNANT STOCK PRICE AND EBITDA MARGINS IN DECLINE
American Vanguard’s Board and management have had plenty of time to reverse the trend of underperformance, but the fact remains – AVD’s stock price is lower than it was a decade ago and essentially the same price as it was in October 2017, June 2018 and March 2021.
AVD’s total shareholder returns have also been disappointing – underperforming every relevant benchmark and peers. Investors have seen no upside to owning AVD stock and the Board’s lack of oversight and weak corporate governance has allowed this value destruction to continue.
American Vanguard’s profitability has also struggled. From 2011 through 2021, revenue grew from $301.1 million to $556.9 million while absolute profits stayed the same. Costs have continued to rise, yet the Company is seemingly unable to deliver even basic synergies from the $250 million in acquisitions made over the last eight years. These operational failures have directly impacted AVD’s ability to deliver value for stockholders.
THE TIME FOR NEW PERSPECTIVES IS NOW
Cruiser’s priority has always been, and continues to be, unlocking long-term growth at American Vanguard. With proper Board direction and improved governance, we think AVD can worth much more. Our engagement with the Board has been reflective of this goal.
While we’ve been disappointed with the Company’s defensive response to our engagement, it’s a clear indication that real change and independent voices are needed in the boardroom. That is why we believe it’s time for Esmail Zirakparvar, Chair of the Nominating and Governance Committee, John Killmer, Lead Independent Director and Alfred Ingulli, Chair of the Finance Committee, to leave the AVD Board and make way for refreshed stockholder-aligned perspectives. Collectively AVD has paid them $6.3 million for serving as directors for between 12 and 14 years each.

THE LEADING PROXY ADVISORY FIRMS RECOMMEND STOCKHOLDERS VOTE ON THE BLUE CARD
Both leading proxy advisory firms, Institutional Shareholder Services Inc. ("ISS") and Glass, Lewis & Co. (“Glass Lewis”) agree with Cruiser’s conclusion that change is needed in the American Vanguard boardroom.
ISS determined Cruiser’s nominees would be the right fit for addressing American Vanguard’s concerns:1
•
“[Cruiser Capital] has made a compelling case for the addition of all three dissident nominees. Patrick Gottschalk, Mark Bassett, and Keith Rosenbloom should collectively assist in addressing concerns with operational performance, corporate governance, and AVD's ability to capitalize on industry tailwinds.”

ISS highlighted AVD’s underperformance and weak approach to board refreshment:
•
“Top-line growth has not been accompanied by meaningful progress elsewhere on the income statement, which is particularly concerning given AVD's M&A strategy. Coupled with deficiencies in board refreshment, this inability to execute has translated into TSR underperformance. These and other concerns make it challenging for investors to embrace the go-forward plan articulated by the board…”

Glass Lewis also agreed Cruiser’s nominees would be additive to the AVD Board:
•
“(W)e believe CCA (Cruiser Capital Advisors) has ultimately presented investors with a compelling case for change, and has nominated individuals well suited to addressing what appear to be AVD’s most significant operational and governance failings.”

•	We thus believe election of the full Dissident slate represents a fairly low risk, high reward outcome for unaffiliated investors here.”

ISS and Glass Lewis’s full unwavering support further confirms meaningful change is needed in the AVD boardroom and Cruiser’s nominees are uniquely positioned to address the key areas of concern.
ELEVATING AVD
We believe with the right measures taken, there is significant value to be realized at American Vanguard and that if guided properly, its shares can be worth between $55-$60 per share by 2025. Our nominees have the skillsets and proven track records of success to implement operational and corporate governance improvements needed to truly elevate AVD.
As we have indicated in the past, our mission is to focus on value creation for all stockholders over the long run. Should our nominees be elected, we are committed to working constructively with the Board and with management from day one.
We encourage stockholders to vote FOR the election of Cruiser’s highly qualified nominees on the BLUE proxy card today.

1 Permission to quote ISS or Glass Lewis was neither sought nor obtained. Emphases added.

For more information including past presentations and information on how to vote the blue proxy card, please visit: https://www.okapivote.com/americanvanguard/.

Sincerely,

Keith M. Rosenbloom
Managing Partner
Cruiser Capital Advisors, LLC
Email: ElevateAVD@CruiserCap.com
Telephone: (212) 251-3391

BIOGRAPHIES OF CRUISER CAPITAL’S NOMINEES ON THE BLUE CARD:

Mark Bassett
Dr. Mark Bassett brings strong operational expertise and a continuous improvement mindset. He has a long and accomplished history over the last 30 years of building and growing chemical businesses.
Until December 31, 2021, Dr. Bassett was the Chairman and CEO of Hemlock Semiconductor (HSC). The leadership of The Dow Chemical Company (NYSE: DOW) selected him to manage the transition of HSC to becoming a standalone company of approximately $1 billion in revenue and roughly 1,200 of employees. HSC is a leading provider of ultra-pure polycrystalline silicon and other silicon-based products used in the manufacture of semiconductor devices, solar cells and modules. Prior to leading HSC, from 2012-2016 he was a global VP, Polyurethanes at The Dow Chemical Company responsible for a multi-billion dollar global P&L with over 2000 associates at over 35 sites globally. From 2009-2012, he led the formation of Dow Oxygenated Solvents which consolidated three separate businesses into a multi-billion dollar portfolio with 10 sites and approximately 500 employees. He graduated magna cum laude from Notre Dame with a B.S. in Chemical Engineering and holds an M.S. and Ph.D in Chemical Engineering from the University of Virginia. He was selected as a National Science Foundation post-doctoral fellow.
Patrick E. Gottschalk
Mr. Pat Gottschalk is leader with significant operational experience who helps executives develop and implement strategic goals.
Mr. Gottschalk is the former Chairman and CEO of Union Carbide from 2007 until 2012. Most recently Mr. Gottschalk served as President of Coatings, Monomers and Additives, a multi-billion dollar business within The Dow Chemical Company (NYSE: DOW), which is a chemicals manufacturer, and served in this capacity from 2012 until 2016. Mr. Gottschalk currently serves as a director of the Superior Plus Corporation, which is a publicly listed corporation the Toronto stock exchange (TSX: SPB). He received a BS in Chemical Engineering from the University of Texas and an MBA from Pepperdine University.
Keith M. Rosenbloom
Mr. Keith M. Rosenbloom has over 30 years of public and private investing experience. He is committed to helping AVD create long-term shareholder value by improving its asset allocation paradigm, corporate finance analysis, capital markets credibility and focus on improving long-term stakeholder returns.
Mr. Rosenbloom is the co-founder of Cruiser Capital Advisors, LLC, which acts as the investment advisor to pooled investment vehicles on a discretionary basis. Over the past eight years, Mr. Rosenbloom has helped the boards of public companies such as A. Schulman (formerly NASDAQ: SHLM), Ashland Global (NYSE: ASH) and Dow Chemical (NYSE: DOW), add highly qualified members to their boardrooms, seeking to improve stockholder value at those companies. Mr. Rosenbloom also serves on a number of charitable boards including, Hillel International (Board of Governors), and Hatzalah (Israel's private EMT service). Keith graduated cum laude from Yale University. Mr. Rosenbloom has extensive experience in corporate finance, mergers and acquisitions, and public market and private equity investing.

If you have questions, or need assistance voting your BLUE proxy card, please contact:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Telephone for Banks, Brokers, and International Shareholders: +1 (212) 297-0720
Stockholders and All Others Call Toll-Free (from the U.S. and Canada): 855-305-0856
Email: Info@Okapipartners.com

Investor Contact:

Okapi Partners
Jason Alexander / Bruce Goldfarb
Info@Okapipartners.com

Cruiser Capital Advisors
Keith M. Rosenbloom
ElevateAVD@CruiserCap.com

Media Contact:

Longacre Square Partners
Dan Zacchei / Miller Winston
DZacchei@longacresquare.com / MWinston@longacresquare.com

About Cruiser Capital Advisors

Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from intrinsic value. Cruiser often utilizes a constructivist approach to collaborate with management teams to help drive stockholder value. Cruiser may be contacted at Info@Cruisercap.com

Important Information

Cruiser has nominated three individuals as nominees to the board of directors of American Vanguard Corporation, a Delaware corporation (the “Company”), and intends to solicit votes for the election of those individuals as members of the Company’s board of directors. The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”). Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and BLUE proxy card, because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.

Participants in Solicitation

The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett who own some or all of their shares through accounts managed by Cruiser Capital Advisors, LLC. The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

These materials may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Cruiser Capital Parties.

Although the Cruiser Capital Parties believe that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Cruiser Capital Parties will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward- looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.